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                                                                    EXHIBIT 23.2

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

The audits referred to in our report dated March 9, 1995, included the related financial statement schedule for the years ended January 30, 1994 and January 29, 1995, included in the registration statement. This financial statement schedule is the responsibility of Ralphs management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of RSI," "Selected Historical Financial Data of RSI" and "Experts" in the prospectus.


                                          KPMG PEAT MARWICK LLP

Los Angeles, California

December 19, 1997